RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Bradley S. Vizi
Pennsauken, NJ 08109	info@rcmt.com	Executive Chairman
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES
SECOND QUARTER RESULTS

Pennsauken, NJ – August 14, 2018 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, specialty health care and information technology services, today announced financial results for the thirteen and twenty-six week periods ended June 30, 2018.

RCM Technologies reported revenues of $51.7 million for the thirteen week period ended June 30, 2018, a 13.6% increase as compared to $45.5 million for the thirteen week period ended July 1, 2017 (the comparable prior year period). Gross profit was $12.7 million for the thirteen week period ended June 30, 2018, a 5.1% increase as compared to $12.1 million for the comparable prior year period.  The Company experienced operating income of $0.9 million for the current quarter as compared to $0.8 million for the comparable prior year period.  Net income was $0.4 million, or $0.3 per diluted share, for the current quarter as compared to net income of $0.2 million, or $0.02 per diluted share, for the comparable prior year period.

RCM Technologies reported revenues of $102.5 million for the twenty-six week period ended June 30, 2018, a 11.6% increase as compared to $91.9 million for the twenty-six week period ended July 1, 2017 (the comparable prior year period). Gross profit was $25.3 million for the twenty-six week period ended June 30, 2018, a 6.0% increase as compared to $23.9 million for the comparable prior year period.  The Company experienced operating income of $2.6 million for the current quarter as compared to $1.9 million for the comparable prior year period. Net income was $1.4 million, or $0.12 per diluted share, for the current quarter as compared to net income of $0.7 million, or $0.06 per diluted share, for the comparable prior year period.

The Company had adjusted EBITDA (non-GAAP) of $2.7 million for the thirteen weeks ended June 30, 2018, a 30.5% increase as compared to $2.0 million for the comparable prior year period.  The Company had adjusted EBITDA (non-GAAP) of $4.8 million for the twenty-six weeks ended June 30, 2018, a 38.0% increase as compared to $3.5 million for the comparable prior year period.  A reconciliation of adjusted EBITDA (non-GAAP) to EBITDA (non-GAAP) and net income (GAAP) can be found on the fourth page of this press release.

The Company experienced $1.4 million in severance, professional fees and other charges for both the thirteen and twenty-six week periods ended June 30, 2018.  These charges include severance accrued for the Company's former chief executive officer and related payroll taxes, continuation of certain benefits and professional fees, totaling approximately $0.9 million.  The additional charges of $0.5 million incurred related to transactional financial advisory fees, legal fees associated with defending a frivolous lawsuit with a competitor of the Company, and search fees associated with hiring a senior executive.  The Company did not incur any such charges in the comparable prior year period. The Company incurred charges of $0.8 million for increases to contingent consideration for both the thirteen and twenty-six week periods ended July 1, 2017.  The increase can be principally attributed to the PCI acquisition.  Since the PCI acquisition was for stock in Canada the increase in purchase price is not tax deductible and is treated as a permanent difference. There was no change to contingent consideration for the thirteen and twenty-six week periods ended June 30, 2018.

Bradley Vizi, Executive Chairman of RCM Technologies, commented, "We are pleased with our 2018 consolidated second quarter results.  We posted our third consecutive quarter with revenues exceeding $50 million. Our second quarter revenues of $51.7 million are the highest quarterly revenues we've seen in at least fifteen years.  We are confident our fiscal 2018 revenues will exceed $200 million. We are pleased to see our adjusted EBITDA for the thirteen and twenty-six week periods ended June 30, 2018 of $2.6 million and $4.8 million, respectively, grow by approximately 30% and 38%, respectively, over the comparable prior year periods."

Kevin Miller, Chief Financial Officer of RCM Technologies, added, "We generated $3.4 million in cash flow from operations in the second quarter of fiscal 2018, reducing our line of credit to $29.2 million as of June 30, 2018 from $32.0 million as of March 31, 2018.  We anticipate better cash flow in the third quarter as we've seen strong accounts receivable collections so far in July and August."

Conference Call
On Wednesday, August 15, 2018, RCM Technologies will host a conference call to discuss these results. The call will begin at 10:00 a.m. Eastern Time.  The dial-in number is (800) 285-6670.

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM's offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should," "are confident" or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company's services, expectations regarding our future revenues and other financial results, our pipeline and potential project wins and our expectations for growth in our business. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company's actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Share and Per Share Amounts)

	Thirteen Week Periods Ended
	June 30, 2018	July 1, 2017
Revenues	$51,710	$45,512
Cost of services	38,975	33,399
Gross profit	12,735	12,113
Selling, general and administrative	10,076	10,075
Depreciation and amortization	398	410
Severance, professional fees and other charges	1,371	-
Change in contingent consideration	-	781
Operating income	890	847
Other expense, net	(388)	(81)
Income before income taxes	502	766
Income tax expense	121	577
Net income	$381	$189

Diluted net earnings per share data	$0.03	$0.02

	Twenty-Six Week Periods Ended
	June 30, 2018	July 1, 2017
Revenues	$102,522	$91,853
Cost of services	77,232	67,988
Gross profit	25,290	23,865
Selling, general and administrative	20,497	20,392
Depreciation and amortization	812	807
Severance, professional fees and other charges	1,371	-
Change in contingent consideration	-	781
Operating income	2,610	1,885
Other expense, net	(695)	(217)
Income before income taxes	1,915	1,668
Income tax expense	483	929
Net income	$1,432	$739

Diluted net earnings per share data	$0.12	$0.06

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	June 30, 2018	December 30, 2017
	(Unaudited)
Cash and cash equivalents	$431	$2,851
Accounts receivable, net	$51,741	$46,080
Total current assets	$56,455	$55,639
Total assets	$73,813	$73,279
Total current liabilities	$19,221	$22,188
Borrowing under line of credit	$29,202	$27,279
Net debt (borrowings less cash)	$28,771	$24,428
Total liabilities	$50,096	$51,248
Stockholders' equity	$23,717	$22,031

RCM Technologies, Inc.
Supplemental Operating Results on a Non-GAAP Basis
(Unaudited)
(In Thousands)

The following non-GAAP data, which adjusts for the categories of expenses described below, is a non-GAAP financial measure.  Our management believes that this non-GAAP financial measure is useful information for investors, shareholders and other stakeholders of our Company in gauging our results of operations on an ongoing basis.  We believe that EBITDA and Adjusted EBITDA are performance measures and have provided a reconciliation between net income and EBITDA and Adjusted EBITDA.  Neither EBITDA nor Adjusted EBITDA should be considered as an alternative to net income as an indicator of performance.  In addition, neither EBITDA nor Adjusted EBITDA takes into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.  We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP.  These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

The following unaudited table presents the Company's GAAP net income measure and the corresponding adjustments used to calculate "EBITDA" and "Adjusted EBITDA" for the thirteen weeks and twenty-six weeks ended June 30, 2018 and July 1, 2017.

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
GAAP net income	$381	$189	$1,432	$739
Income tax expense	121	577	483	929
Interest expense	400	134	666	272
Depreciation and amortization	398	410	812	807
EBITDA (non-GAAP)	$1,300	$1,310	$3,393	$2,747

Adjustments
Severance, professional fees and other charges	1,371	-	1,371	-
Change in contingent consideration	-	781	0	781
(Gain) loss on foreign currency transactions	(12)	(53)	29	(55)
Adjusted EBITDA (non-GAAP)	$2,659	$2,038	$4,793	$3,473

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	June 30, 2018	July 1, 2017
Net income	$381	$189
Adjustments to reconcile net income to cash (used in) provided by operating activities	623	1,805
Changes in operating assets and liabilities:
Accounts receivable	(82)	887
Prepaid expenses and other current assets	276	272
Net of transit accounts receivable and payable	149	(489)
Accounts payable and accrued expenses	(213)	71
Accrued payroll and related costs	1,735	417
Income taxes payable	565	309
Total adjustments	3,053	3,272
Cash provided by operating activities	$3,434	$3,461

Net cash used in investing activities	(313)	(459)
Net cash used in financing activities	(3,111)	(2,882)
Effect of exchange rate changes	(31)	(22)
Increase in cash and cash equivalents	($21)	$98

	Twenty-Six Week Periods Ended
	June 30, 2018	July 1, 2017
Net income	$1,432	$739
Adjustments to reconcile net income to cash (used in) provided by operating activities	1,402	2,607
Changes in operating assets and liabilities:
Accounts receivable	(6,160)	1,607
Prepaid expenses and other current assets	274	251
Net of transit accounts receivable and payable	(1,094)	(272)
Accounts payable and accrued expenses	(1,425)	(536)
Accrued payroll and related costs	1,665	468
Income taxes payable	296	466
Total adjustments	(5,042)	4,591
Cash (used in) provided by operating activities	($3,610)	$5,330

Net cash used in investing activities	(613)	(551)
Net cash provided by (used in) financing activities	1,817	(4,649)
Effect of exchange rate changes	(14)	(18)
(Decrease) increase in cash and cash equivalents	($2,420)	$112

RCM Technologies, Inc.
Summary of Selected Income Statement Data
(Unaudited)
(In Thousands)

	Thirteen Week Period Ended June 30, 2018
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$21,571	$22,858	$7,281	$51,170
Cost of services	15,934	17,771	5,270	38,975
Gross Profit	5,637	5,087	2,011	12,735
Gross Profit Margin	26.1%	22.3%	27.6%	24.9%

	Thirteen Week Period Ended July 1, 2017
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$20,586	$16,369	$8,557	$45,512
Cost of services	14,889	12,310	6,200	33,399
Gross Profit	5,697	4,059	2,357	12,113
Gross Profit Margin	27.7%	24.8%	27.5%	26.6%

	Twenty-Six Week Period Ended June 30, 2018
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$42,988	$45,492	$14,042	$102,522
Cost of services	31,658	35,156	10,418	77,232
Gross Profit	11,330	10,336	3,624	25,290
Gross Profit Margin	26.4%	22.7%	25.8%	24.7%

	Twenty-Six Week Period Ended July 1, 2017
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$39,810	$34,876	$17,167	$91,853
Cost of services	29,076	26,255	12,657	67,988
Gross Profit	10,734	8,621	4,510	23,865
Gross Profit Margin	27.0%	24.7%	26.3%	26.0%